For Immediate Release

Contact:                William C. Owens
President and Chief Executive Officer
Owens Realty Mortgage, Inc.
(925) 239-7001

Owens Realty Mortgage, Inc.
Announces Second Quarter 2014 Common Stock Dividend

WALNUT CREEK, CA. – June 20, 2014 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) announced today that its Board of Directors has declared a quarterly dividend of $0.05 per share of common stock for the quarter ending June 30, 2014.  The dividend is payable on July 14, 2014 to stockholders of record at the close of business on June 30, 2014.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  The forward looking statements made in this release include, but may not be limited to, expectations around the company’s plans to distribute current and accumulated earnings in 2014, tax treatment and characterization of distributions made by the company in 2014 and timing and content of any announcements made with respect thereto.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the company’s most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.